Exhibit 23.1

Consent of KPMG LLP

Consent of Independent Registered Public Accounting Firm

The Board of Directors
First Financial Holdings, Inc.:

We consent to the incorporation by reference in the registration statement  (No. 333-_________) on Form S-8 of First Financial Holdings, Inc. of our report dated November 19, 2004, with respect to the consolidated statements of condition of First Financial Holdings, Inc. and subsidiaries as of September 30, 2004 and 2003, and the related consolidated statements of operations, stockholders' equity and comprehensive income, and  cash flows for each of the years in the three-year period ended September 30, 2004, which report appears in the September 30, 2004, annual report on Form 10-K of First Financial Holdings, Inc.

 /s/ KPMG LLP

Raleigh, North Carolina
September 23, 2005